MG SMALLCap Fund - 10f3
Transactions - Q4 1999
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					Security Purchased		Comparison Security		Comparison Security
Issuer				Radio Unica				Spanish Broadcasting		Univision Communications

Underwriters			Salomon Smith Barney, Bear 	n/a					n/a
					Stearns, DLJ, CIBC World
					Markets, BancBoston Robertson
					Stephens, Credit Lyonnais
					Securities, Credit Suisse
					First Boston, DB Securities,
					AG Edwards, ING Barings,
					Lazard Freres & Co., Merrill
					Lynch, Morgan Stanely & Co.,
					PaineWebber Inc., Prudential
					Securities Inc., Schroder &
					Co. Inc., Wasserstein Perella
					Securities, Guzman & Co.,
					Samuel A. Ramirez & Co.,
					Raymond James & Assoc.,
					Robinson-Humphrey

Years of continuous
operation, including
predecessors			> 3 years				> 3 years				> 3 years

Security 				UNCA					SBSA					UVN

Is the affiliate a
manager or co-manager
of offering?			no					no					no

Name of underwriter or
dealer from which
purchased				Salomon Smith Barney, Bear 	n/a					n/a
					Stearns, Oppenheimer (CIBC
					World Markets)

Firm commitment?			yes					yes					yes

Trade date/Date of
Offering				10/19/1999				10/28/1999				9/27/1996

Total dollar amount of
offering sold to QIBs		$-

Total dollar amount of
any concurrent public
offering				$109,440,000.00 			$435,748,000 			$187,910,000

Total					$109,440,000.00 			$435,748,000 			$187,910,000

Public offering price		16.00 				20.00					23.00

Price paid if other than
public offering price		same 					n/a					n/a

Underwriting spread or
commission				$1.12 (7%)				$1.25 (6.25%)			$1.55 (6.74%)

Shares purchased			10,900 				n/a					n/a

$ amount of purchase		$174,400.00 			n/a					n/a

% of offering purchased
by fund				0.15936%				n/a					n/a

% of offering purchased by
associated funds*			0.06725%				n/a					n/a

Total					0.22661%				n/a					n/a
* Only former MG funds
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